                                                                       Exhibit B
                          NATIONAL FUEL RESOURCES, INC.
                                  BALANCE SHEET
                                  -------------

                                             AT SEPTEMBER 30,
                                             ----------------

                                           1998             1997
                                           ----             ----
ASSETS
Current Assets:
  Cash & Temp. Cash Investments        $ 7,032,083      $ 2,324,631
  Notes Receivable - Intercompany                -        7,000,000
  Accounts Receivable                    7,287,156        6,952,291
  Accounts Receivable-Interco                4,636           38,909
  Reserve for Bad Debts                   (633,134)        (541,440)
  Gas Stored Underground                 2,077,051                -
  Prepayments                               51,509          191,798
                                       -----------      -----------
                                        15,819,301       15,966,189
                                       -----------      -----------

Property, Plant, and Equipment
  Furniture and Fixtures                   484,644          164,750
Less - Accumulated DD&A                   (132,137)         (41,371)
                                       -----------      -----------
                                           352,507          123,379
                                       -----------      -----------

Other Assets:
  Long Term Investments                    588,427          831,022
  Other Deferred Debits                    183,270          162,740
                                       -----------      -----------
                                           771,697          993,762
                                       -----------      -----------

                                       $16,943,505      $17,083,330
                                       ===========      ===========

LIABILITIES
Current Liabilities:
Accounts Payable                       $ 2,146,453      $ 3,277,938
  Accrued Liabilities                       40,302          113,878
  Current Income Taxes-Federal             (36,129)        (385,937)
  Other Taxes                               45,734           97,038
  Accounts Payable-Intercompany          1,032,645           39,302
  Dividends Payable-Intercompany            35,000           35,000
  Notes Payable-Intercompany             2,200,000                -
                                       -----------      -----------
                                         5,464,005        3,177,219
                                       -----------      -----------

Long Term Liabilities:
Deferred Income Taxes                     (871,401)        (733,007)
Miscellaneous Deferred Credits           1,042,170        3,976,976
                                       -----------      -----------
                                           170,769        3,243,969
                                       -----------      -----------

Stockholder's Equity:
  Common Stock                              10,000           10,000
  Capital Paid in Excess of Par          3,490,000        3,490,000
  Retained Earnings                      7,808,731        7,162,142
                                       -----------      -----------
Total Equity                            11,308,731       10,662,142
                                       -----------      -----------

                                       $16,943,505      $17,083,330
                                       ===========      ===========